Exhibit 23: CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8) pertaining to the Clear Channel 2008 Executive Incentive Plan; Amended and Restated Clear Channel Communications, Inc. 2001 Stock Incentive Plan (No. 333-152647);

2.	Registration Statement (Form S-8) pertaining to the Clear Channel Nonqualified Deferred Compensation Plan (No. 333-152648); and

3.	Registration Statement (Form S-8) pertaining to the iHeartMedia, Inc. Executive Long-Term Incentive Plan (No. 333-205205)

of our reports dated March 5, 2019, with respect to the consolidated financial statements and schedule of iHeartMedia, Inc., and the effectiveness of internal control over financial reporting of iHeartMedia, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP
San Antonio, Texas
March 5, 2019